Artisan Partners Asset Management Inc. Reports July 2014 Assets Under Management
Milwaukee, WI - August 11, 2014 - Artisan Partners Asset Management Inc. (NYSE: APAM) today reported that its assets under management (AUM) as of July 31, 2014 totaled $108.9 billion. Separate accounts accounted for $46.0 billion of total firm AUM, while Artisan Funds and Artisan Global Funds accounted for $62.9 billion.

ASSETS UNDER MANAGEMENT BY STRATEGY

As of July 31, 2014 - ($ Millions)
Global Equity Team
Non-U.S. Growth	28,411
Non-U.S. Small-Cap Growth	1,526
Global Equity	326
Global Small-Cap Growth	177

U.S. Value Team
U.S. Mid-Cap Value	15,191
U.S. Small-Cap Value	3,570
Value Equity	2,106

Growth Team
U.S. Mid-Cap Growth	15,999
U.S. Small-Cap Growth	2,644
Global Opportunities	3,995

Global Value Team
Non-U.S. Value	17,800
Global Value	15,510

Emerging Markets Team
Emerging Markets	1,223

Credit Team
High Income	387
Firm Total	$108,908	[1]

[1]Includes an additional $42.5 million in assets managed in a portfolio not currently made available to outside investors to evaluate its potential viability as a strategy to be offered to clients.
ABOUT ARTISAN PARTNERS
Artisan Partners is an independent investment management firm focused on providing high value-added, active investment strategies to sophisticated clients globally. Since 1994, the firm has been committed to attracting experienced, disciplined investment professionals to manage client assets. Artisan Partners has six autonomous investment teams that oversee fourteen distinct U.S., non-U.S. and global investment strategies. Each strategy is offered through multiple investment vehicles to accommodate a broad range of client mandates. The firm’s principal offices are located in Milwaukee, San Francisco, Atlanta, New York, Kansas City and London.

Source: Artisan Partners Asset Management Inc.

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